CONTRACTOR AGREEMENT

This Contractor Agreement is made and effective on the date last set forth below by and between WorldGate Service, Inc. (“WG”) and the party identified below as Contractor. In consideration of the conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the WG and Contractor, intending to be legally bound, hereby agree as follows:

1.           Services to be performed: Contractor agrees to perform the duties of principal financial officer and principal accounting officer of WorldGate Communications, Inc. and its subsidiaries (the “Services”), including performing all finance, accounting and related services, preparing financial statements and reports to be filed with the Securities and Exchange Commission and signing the necessary certifications relating to the reports to be filed with the Securities and Exchange Commission, or such other related services as requested by the Chief Administrative Officer or such other person as may be designated by WG (the “Coordinator”).

2.           Term and Compensation:  As full compensation for the performance of the Services, WG shall pay Contractor a monthly fee of $7,916.66 for the Services, which shall be prorated based on the actual number of days Contractor was retained by WG for any partial months.  WG shall pay Contractor the amount of the monthly fee earned on the15th and last day of each month (or if such date is not a business day, on the following business day) subject to the receipt of a reasonably detailed invoice by WG from Contractor.

3.           Terms and Conditions:  The Exhibit A: Standard Terms and Conditions for Consulting Services attached hereto are incorporated by reference into this Contractor Agreement.

IN WITNESS WHEREOF, the parties hereto acknowledge their agreement:

Contractor:		WorldGate Service, Inc.

Signature:	/s/Edward Cummings .	By:	/s/Christopher Vitale .
Name: Edward Cummings			Name: Christopher Vitale
Title: Chief Administrative Officer
Date: July 15, 2011
Date: July 15, 2011

Exhibit A
STANDARD TERMS AND CONDITIONS FOR CONSULTING SERVICES

1. Appointment. Contractor has special expertise and knowledge pertinent to the Services. WG desires to avail itself of such expertise and knowledge and in reliance thereon engage Contractor to provide the Services. WG further desires to obtain the full benefit of the information, ideas, improvements, writings and inventions which may result from this engagement. Contractor is willing to accept such engagement and devote his best efforts to provide WG with the Services it seeks, and to do so in a timely manner. Contractor warrants that (i) it has the authority to enter into this relationship and perform the Services requested hereunder; (ii) it will so perform the Services in a timely manner and with the highest standards of workmanship and professionalism, and (iii) the Services will not infringe any proprietary or other property, contract or personal right of any third party. Contractor agrees to provide the Services. Contractor shall further submit such written reports to WG as are reasonably requested by WG to disclose fully the nature of the consulting work done under the Contractor Agreement and the results and conclusions reached. Contractor shall promptly provide all documentation prepared or reviewed by Contractor in native electronic format to the Coordinator.

2. Schedule. The intended schedule for the Services will be determined by the Coordinator in his/her reasonable discretion. Contractor will use all reasonable efforts to comply with such schedule. Contractor agrees to provide the Services through December 1, 2011. Notwithstanding anything to the contrary in the Contractor Agreement, (i) either party may at any time terminate its relationship hereunder for any breach hereof by the other party which remains uncured (to the extent the same may be cured) after at least ten day’s prior notice thereof, and (ii) WG retains the right to immediately terminate this relationship at any time and for its convenience upon notice to Contractor. WG’s rights hereunder shall be deemed fully vested with respect to the Services for which it has paid or reimbursed Contractor.3. Compensation. In addition and if indicated in the Contractor Agreement, Contractor shall be reimbursed for all reasonable non-local travel and other out of pocket expenses incurred in the performance of the Services, provided such expenses are pre-approved in writing by the Coordinator. Reimbursement to Contractor of the aforementioned expenses and compensation will be made within thirty days after WG’s approval of the submission by Contractor of each written, detailed request for reimbursement (with attached receipts and related documentation).

4. Assistance. Contractor shall obtain the written approval of WG prior to engaging any personnel or third parties to assist in the performance of any duties hereunder or providing any information relating to this relationship to any such third party. In the event Contractor utilizes any such third party (including its personnel) in the performance of this relationship, Contractor will be solely responsible for compensating the third party (unless such expense has been pre-approved in writing by WG and in such writing WG has agreed to separately pay such expense) and will obtain the written agreement of the third party to be bound by the provisions hereof to the same extent as Contractor is bound.

5. Restrictive Covenant. During the term of the Contractor Agreement, Contractor shall devote in good faith, its best efforts in the timely performance of its duties hereunder, and shall not engage in other activities or pursuits, directly or indirectly, that create a material conflict of interest with the proprietary interests of WG hereunder or otherwise materially restrict the performance of its obligations hereunder.

6. Confidential Information. “Confidential Information” means (a) any and all information concerning WG or its affiliates which has been or is, in the future, furnished by WG or any of its affiliates to the Contractor or any of its affiliates, orally or in writing (whatever the form or storage medium), including information concerning its subsidiaries, affiliates, businesses, operations, markets, equipment, products, product specifications, designs, documentation, technical data, trade secrets, processes, computer programs (in object or source code form), know-how, research and development, financial condition, results of operations, projections, strategies, marketing information, contracts (including the Contractor Agreement and the transactions contemplated by the Contractor Agreement), customers, employees and prospects, and (b) any and all notes, analyses, compilations, studies or other documents prepared by Contractor or any of its affiliates containing or reflecting any Confidential Information described in clause (a). The term “Confidential Information” does not include information which Contractor demonstrates: (i) was or becomes generally available to or known by the public (other than as a result of a disclosure directly or indirectly by Contractor or any of its affiliates who received such information pursuant to the Contractor Agreement); or (ii) was or becomes available to Contractor or any of its affiliates on a non-confidential basis, prior to its disclosure to Contractor by WG or its affiliates; provided that, the source of such information is not otherwise known by Contractor after reasonable investigation to be bound by a confidentiality agreement with WG or any of its affiliates, or to be under a contractual, legal, fiduciary or other obligation to WG or any of its affiliates not to transmit the information to Contractor.

Any Confidential Information provided to Contractor will be used by Contractor and its affiliates solely for the purpose of complying with its obligations under the Contractor Agreement and shall not be used by Contractor for any other purpose. Contractor shall treat the Confidential Information with the same degree of care as it would its own, but in no event with less than reasonable care. Contractor shall maintain the strict confidentiality of any Confidential Information provided to it or any of its affiliates by WG or any of its affiliates and shall not disclose any part of it to any other person; provided that, (a) it may disclose Confidential Information to those of its affiliates who have a reasonable need to know such information in order to assist Contractor in complying with its obligations under the Contractor Agreement, and (b) it may disclose any such Confidential Information as required by applicable law, accounting rule, self-regulatory organization or the rules of any securities exchange or market. Except as otherwise provided in this Contractor Agreement, WG and its affiliates shall retain the entire right, interest and title to the Confidential Information. Unless and only to the extent otherwise set forth in the Contractor Agreement, no license under any circumstances is hereby granted or implied by the provision of Confidential Information to Contractor. All goodwill created from the use of Confidential Information inures to the benefit of WG and its affiliates.

In the event of a termination or expiration of the Contractor Agreement and subject to the other provisions of the Contractor Agreement, Contractor shall immediately (a) cease using the Confidential Information and (b) return to WG (or destroy) any Confidential Information furnished by WG or any of its affiliates. Notwithstanding the return or destruction of the Confidential Information, Contractor and its affiliates will continue to be bound by its obligations of confidentiality and other obligations under the Contractor Agreement. Contractor shall not disclose or otherwise make available to WG any information obtained by it from other entities on a confidential or restricted basis that is not permitted to be disclosed to WG. Except as otherwise provided in this Contractor Agreement, Contractor recognizes and agrees that nothing contained in this relationship shall be construed as granting to Contractor any rights by license or otherwise to any information disclosed hereunder or to which Contractor otherwise gains access as a result of this Contractor Agreement and the performance of the Services or to any intellectual property rights of WG, its affiliated companies, customers or suppliers. The obligations of this Section shall survive any termination or expiration of the Contractor Agreement.

7. Inventions, Writings and Discoveries. “Intellectual Property Rights” means all trade secrets, patents and patent applications, trademarks (whether registered or unregistered and including any goodwill acquired in such trade marks), service marks, trade names, business names, internet domain names, e-mail address names, copyrights (including rights in computer software), moral rights, database rights, design rights, rights in know-how, rights in confidential information, inventions (whether patentable or not) and all other intellectual property, moral and proprietary rights (whether registered or unregistered, and any application for the foregoing), and all other equivalent or similar rights which may subsist anywhere in the world. Contractor grants to WG and its affiliates a non-exclusive, worldwide, royalty-free, irrevocable, perpetual license to use, import, copy, execute, reproduce, display, perform, and distribute copies of in products of WG or its affiliates and modify (including creating improvements and derivative works based on) the Services, including any software or otherwise developed pursuant to this engagement, or which arose outside the scope of the Contractor Agreement if reasonable or necessary for WG to exercise its rights in the Services. All software included in the Services shall be electronically delivered by Contractor to WG. Contractor represents, warrants and covenants that the Services, the results of such Services, or any other products or processes provided under this Contractor Agreement, does not infringe any patent, copyright, trademark, trade secret, intellectual property right, private right, right of publicity or privacy or any other proprietary or personal interest whether contractual, statutory or common law of a third party, whether such are provided alone or in combination with other products, software or processes. The obligations of this Section shall survive any termination or expiration of the Contractor Agreement.

8. Miscellaneous.

The Contractor Agreement constitutes the entire agreement between the parties hereto with reference to the subject matter hereof and supersede all prior agreements and understandings between them relating to the subject matter hereof. No modification hereof shall be binding unless it is in writing and signed by both parties.

No waiver of any provision of this Contractor Agreement shall be effective unless made in writing. No waiver of any provision of this Contractor Agreement shall be deemed or construed a waiver of any other provision hereof, nor shall such waiver constitute a waiver of any subsequent breach of the same or any other provision of this Contractor Agreement. Unless the context of this Contractor Agreement clearly requires otherwise, references to “including” and “include” have the inclusive meaning identified with the phrase “but not limited to”.

The rights and obligations of the parties to this Contractor Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to its conflicts of law principles. Contractor agrees and consents to the jurisdiction of the Commonwealth of Pennsylvania and expressly waives any and all objections to jurisdiction or venue in such courts.

This Contractor Agreement does not create a partnership between the parties, nor any form of legal association which would impose liability on one party for the acts or omissions of the other. Contractor is wholly responsible for all taxes (including income taxes, social security, workers' compensation, etc.) not withheld by WG and due with respect to the payments made hereunder. Contractor acknowledges that the Services to be rendered by it are unique and personal. Accordingly, Contractor shall not assign any of its rights or delegate any of its duties or obligations under this Contractor Agreement without the prior written permission of WG. Any attempted unauthorized assignment or delegation by Contractor shall be void. WG retains the right to assign this Contractor Agreement at any time.

The prevailing party in any legal action brought by one party hereto against the other shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses incurred thereby, including court costs and reasonable attorneys' fees. Any legal action bought against WG must be commenced within one year after the cause of action accrues and in no event later than ninety days after the expiration or termination of the Contractor Agreement.

Contractor shall comply with all statutes, laws, rules and regulations applicable to the performance of the Services. Contractor will indemnify and hold WG harmless, against all claims, actions, liability, damage, loss and expense (including investigative expense and attorney's fees), arising or alleged to arise from any duty owed to Contractor's employees or agents or as may otherwise result from Contractor's default hereunder. Contractor acknowledges that in the event of any breach or threatened breach of any provision of this Contractor Agreement, the remedy at law will be inadequate and WG will be entitled, in addition to any other remedy available at law, to appropriate injunctive and other equitable relief. IN NO EVENT SHALL WG BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES. Contractor's remedy for any breach of this Contractor Agreement shall not exceed the agreed price for any Services performed hereunder.

[End of Exhibit A]